Exhibit 99.1

FOR IMMEDIATE RELEASE

14-18

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward Creative Communications
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2014 THIRD QUARTER RESULTS

Revenues Increase 32% to Record $2.17 Billion

Backlog Increases 19% to Record $9.63 Billion

GAAP Diluted EPS of $0.43, Includes $0.13 of Net Charges

Adjusted EPS Grows 33% to $0.61

HOUSTON – Nov. 5, 2014 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended Sept. 30, 2014. Revenues in the third quarter of 2014 were $2.17 billion compared to revenues of $1.65 billion in the third quarter of 2013. Net income attributable to common stock was $94.6 million, or $0.43 per diluted share, in the third quarter of 2014, versus net income attributable to common stock of $92.9 million, or $0.43 per diluted share, in the third quarter of 2013. Included in net income attributable to common stock for the third quarter of 2014 was a $52.5 million ($32.3 million net of tax) charge to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012. The net impact of this provision on Quanta’s results for the third quarter of 2014 was a reduction of $0.15 per diluted share. Additionally, included in net income attributable to common stock for the third quarters of 2014 and 2013 were $4.9 million and $6.6 million of income, respectively, or $0.02 per diluted share for the third quarter of 2014 and $0.03 per diluted share for the third quarter of 2013, from the release of income tax contingencies. Adjusted diluted earnings per share (a non-GAAP measure), adjusted for these and other items, was $0.61 for the third quarter of 2014 compared to $0.46 for the third quarter of 2013.

“We achieved record backlog of $9.6 billion in the third quarter. We continue to see opportunities for sizeable energy infrastructure projects, as reflected by Nalcor Energy’s recent award to Quanta of the largest high voltage electric transmission contract in Quanta’s history,” said Jim O’Neil, president and chief executive officer of Quanta Services. “High levels of customer spending, coupled with our continued solid project execution, translated into greater than 30% growth in both revenues and adjusted EPS during the quarter. We anticipate that positive trends will continue, supporting our ongoing expectation for double digit growth opportunities through at least 2015.”

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Revenues for the first nine months of 2014 were $5.80 billion compared to revenues of $4.71 billion in the first nine months of 2013. Net income attributable to common stock was $230.1 million, or $1.05 per diluted share, in the first nine months of 2014, versus net income attributable to common stock of $235.2 million, or $1.10 per diluted share, in the first nine months of 2013. Included in net income attributable to common stock for the first nine months of 2014 is the previously mentioned charge to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012 as well as $38.8 million ($25.8 million net of tax) of incremental selling, general and administrative expense recorded in the first quarter of 2014, as a result of an arbitration decision related to a contract dispute on a 2010 directional drilling project. The net impact of these items on Quanta’s results for the first nine months of 2014 was a $0.26 reduction in diluted earnings per share. Also included in the results for the first nine months of 2014 was $4.9 million of income, or $0.02 per diluted share benefit, from the previously mentioned release of income tax contingencies. Included in the results for the first nine months of 2013 were non-cash stock-based compensation expense of approximately $4.3 million, or $0.01 per diluted share, related to the retirement of Quanta’s former chairman effective May 23, 2013 and the previously mentioned benefit from the release of income tax contingencies of $6.6 million, or $0.03 per diluted share. Adjusted diluted earnings per share was $1.47 for the first nine months of 2014 compared to $1.22 for the first nine months of 2013.

Adjusted diluted earnings per share is calculated as GAAP diluted earnings per share before acquisition and integration costs, as well as non-cash items such as amortization of intangible assets and non-cash compensation expense, and certain other items that affect comparability of results between periods, such as the previously mentioned provision for long-term contract receivable and arbitration expense, all net of tax, as well as discrete tax items. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed eight acquisitions in the first nine months of 2014 and three acquisitions in the fourth quarter of 2013. Therefore, the results for the three and nine months ended September 30, 2014 include these acquisitions from their respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and nine months ended September 30, 2013.

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RECENT HIGHLIGHTS

•	Selected by Nalcor Energy for Labrador Island Link HVdc Transmission Project - In August 2014, Nalcor Energy selected Valard Construction (Valard), a Quanta Services company, to install transmission infrastructure for the Labrador-Island Transmission Link project. Valard’s scope of work on the project includes the installation of approximately 684 miles (1,100 kilometers) of 350-kilovolt overhead high-voltage direct current (HVdc) transmission line running from the Muskrat Falls Hydroelectric Generating Facility in central Labrador to Newfoundland’s Avalon Peninsula. Project construction is underway with expected completion during the summer of 2017.

•	Selected for Chino Hills Segment of Tehachapi Renewable Transmission Project - In August 2014, Southern California Edison selected PAR Electrical Contractors, Inc. (PAR), a Quanta Services company, for the 500-kilovolt underground project for the Chino Hills segment of the Tehachapi Renewable Transmission Project. PAR’s scope of work under the contract is the civil package, which includes all infrastructure installation, road borings, man holes, steel risers and right of way restoration. Quanta anticipates completing the project during the first quarter of 2016.

OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory, permitting and other challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s efforts to balance these uncertainties with the company’s backlog of ongoing work and the opportunities expected to materialize during the fourth quarter of 2014. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the fourth quarter of 2014 to range between $1.95 billion and $2.05 billion and diluted earnings per share to be $0.46 to $0.48. Included in our estimate of GAAP diluted earnings per share from continuing operations for the fourth quarter of 2014 is a net tax benefit of approximately $0.02 per share associated with the release of certain tax contingencies due to the expiration of certain statute of limitations periods during the fourth quarter. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the fourth quarter of 2014 to be $0.50 to $0.52. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share presented in this press release. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $9.5 million and $7.8 million for the fourth quarter of 2014.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in

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comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for November 5, 2014, at 9:30 a.m. Eastern Time. To participate in the call, dial 1-888-256-9022 at least 10 minutes before the conference call begins and provide the conference call ID 2595220 or ask for the Quanta Services Third Quarter 2014 Earnings Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern time on November 12, 2014, and may be accessed at 1-888-203-1112, using the conference call ID 2595220. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is now available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, in certain markets Quanta licenses fiber optic telecommunications infrastructure, offers lit network management services and provides related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of our customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or our customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for acts or omissions by our partners; our inability or failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables and other intangible assets or investments; growth outpacing our decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for services; the impact of increased healthcare costs arising from healthcare reform legislation, and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended Mar. 31, 2014 and June 30, 2014 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

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Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2014 and 2013 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$2,171,144	$1,645,132	$5,798,268	$4,705,219
Cost of services (including depreciation)	1,818,173	1,372,079	4,891,778	3,952,609

Gross profit	352,971	273,053	906,490	752,610
Selling, general and administrative expenses	147,979	124,949	421,902	357,661
Provision for long-term contract receivable	52,542	—	52,542	—
Arbitration expense	—	—	38,848	—
Amortization of intangible assets	9,538	7,026	26,398	17,406

Operating income	142,912	141,078	366,800	377,543
Interest expense	(1,321)	(475)	(3,431)	(1,480)
Interest income	902	1,139	3,046	2,230
Other income (expense), net	(378)	(824)	(968)	(1,690)

Income before income taxes	142,115	140,918	365,447	376,603
Provision for income taxes	42,100	42,509	121,340	126,611

Net income	100,015	98,409	244,107	249,992
Less: Net income attributable to non-controlling interests	5,367	5,503	13,969	14,768

Net income attributable to common stock	$94,648	$92,906	$230,138	$235,224

Earnings per share attributable to common stock - basic and diluted	$0.43	$0.43	$1.05	$1.10

Weighted average shares used in computing earnings per share:
Basic	219,492	214,866	219,395	214,178

Diluted	219,517	214,916	219,420	214,229

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Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,159	$488,777
Accounts receivable, net	1,873,241	1,439,115
Costs and estimated earnings in excess of billings on uncompleted contracts	316,777	213,478
Inventories	39,411	31,877
Prepaid expenses and other current assets	162,879	140,071

Total current assets	2,536,467	2,313,318
PROPERTY AND EQUIPMENT, net	1,388,134	1,205,608
OTHER ASSETS, net	195,138	285,725
OTHER INTANGIBLE ASSETS, net	229,460	207,877
GOODWILL	1,880,090	1,780,717

Total assets	$6,229,289	$5,793,245

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$1,686	$1,181
Accounts payable and accrued expenses	884,168	802,180
Billings in excess of costs and estimated earnings on uncompleted contracts	242,273	239,106

Total current liabilities	1,128,127	1,042,467
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	83,186	1,053
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	529,345	508,406

Total liabilities	1,740,658	1,551,926

TOTAL STOCKHOLDERS’ EQUITY	4,471,037	4,234,188
NON-CONTROLLING INTERESTS	17,594	7,131

TOTAL EQUITY	4,488,631	4,241,319

Total liabilities and equity	$6,229,289	$5,793,245

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Nine Months Ended September 30, 2014 and 2013 (Unaudited)

Segment Results

Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Oil and Gas Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended September 30,					Nine Months Ended September 30,
	2014			2013		2014			2013
Revenues:
Electric Power Infrastructure	$1,379,200		63.6%	$1,048,370	63.7%	$3,896,536		67.2%	$3,275,732	69.6%
Oil and Gas Infrastructure	749,801		34.5	552,380	33.6	1,781,025		30.7	1,297,254	27.6
Fiber Optic Licensing and Other	42,143		1.9	44,382	2.7	120,707		2.1	132,233	2.8

Consolidated revenues	$2,171,144		100.0%	$1,645,132	100.0%	$5,798,268		100.0%	$4,705,219	100.0%

Operating income (loss):
Electric Power Infrastructure	$102,933	(a)	7.5%	$122,413	11.7%	$359,414	(a)	9.2%	$375,772	11.5%
Oil and Gas Infrastructure	74,824		10.0	49,873	9.0	109,235	(b)	6.1	87,874	6.8
Fiber Optic Licensing and Other	13,835		32.8	14,105	31.8	40,090		33.2	45,289	34.2
Corporate and Non-Allocated Costs	(48,680)		N/A	(45,313)	N/A	(141,939)		N/A	(131,392)	N/A

Consolidated operating income	$142,912		6.6%	$141,078	8.6%	$366,800		6.3%	$377,543	8.0%

(a)	Included in operating income for the Electric Power Infrastructure Services segment for the three and nine months ended September 30, 2014 is the impact of a $52.5 million charge to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012.
(b)	Included in operating income for the Oil and Gas Infrastructure Services segment for the first nine months of 2014 is the impact of a $38.8 million expense associated with an arbitration decision related to a contract dispute on a 2010 directional drilling project for the National Gas Company of Trinidad and Tobago.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts, master service agreements and licensing agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following tables present Quanta’s total backlog by reportable segment as of September 30, 2014, September 30, 2013 and December 31, 2013, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	September 30, 2014		September 30, 2013		December 31, 2013
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power Infrastructure	$3,473.5	$6,487.2	$2,918.4	$5,322.4	$3,346.7	$5,964.1
Oil and Gas Infrastructure	1,632.0	2,552.2	1,305.7	2,220.8	1,515.6	2,218.5
Fiber Optic Licensing and Other	143.9	590.8	140.9	545.2	137.9	545.5

Total	$5,249.4	$9,630.2	$4,365.0	$8,088.4	$5,000.2	$8,728.1

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2014 and 2013

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition and integration costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; (iv) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state statute of limitation periods; (v) the charge to provision for long-term contract receivable can vary from period to period depending on management’s ongoing assessment of the recoverability of the underlying asset; and (vi) the expense associated with the arbitration decision is not a regularly occurring operational item.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$94,648	$92,906	$230,138	$235,224
Adjustments, net of income taxes:
Provision for long-term contract receivable (a)	32,287	—	32,287	—
Arbitration expense (b)	—	—	25,822	—
Impact of income tax contingency releases (c)	(4,883)	(6,552)	(4,883)	(6,552)
Acquisition and integration costs	1,383	2,546	5,773	3,738

Adjusted net income attributable to common stock before certain non-cash adjustments	123,435	88,900	289,137	232,410
Non-cash stock-based compensation, net of income taxes (d)	4,740	4,678	17,356	16,926
Amortization of intangible assets, net of income taxes	6,257	4,513	17,095	11,155

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$134,432	$98,091	$323,588	$260,491

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	219,492	214,866	219,395	214,178
Effect of dilutive stock options	25	50	25	51

Weighted average shares outstanding for adjusted diluted earnings per share	219,517	214,916	219,420	214,229

Adjusted diluted earnings per share	$0.61	$0.46	$1.47	$1.22

(a)	The amounts for the three and nine months ended September 30, 2014 reflect the elimination of the charge to provision for long-term contract receivable associated with an electric power infrastructure services project completed in 2012.
(b)	The amount for the nine months ended September 30, 2014 reflects the elimination of expense recorded in the first quarter of 2014 resulting from an arbitration decision associated with a contract dispute on a 2010 directional drilling project.
(c)	These amounts reflect the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods during the third quarters of 2014 and 2013. Such benefits are subject to significant uncertainty surrounding their amount and the timing of their release.
(d)	The amount for the nine months ended September 30, 2013 includes non-cash stock-based compensation expense of approximately $4.3 million related to the accelerated vesting of equity-based awards associated with the retirement of Quanta’s former chairman effective May 23, 2013.